Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rimini Street, Inc.:

We consent to the use of our report dated March 14, 2019, with respect to the consolidated balance sheets of Rimini Street, Inc. as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows for each of the years in the three-year period ended December 31, 2018, incorporated herein by reference.

 /s/ KPMG LLP

San Francisco, California
August 9, 2019